Exhibit 99.1

News Release

For Immediate Release December 18, 2017	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR NAMES TIM FISHER CHIEF OPERATING OFFICER

•	Leisure, hospitality and entertainment veteran joins Company to oversee strategic long-term investments which will broaden and enhance the customer experience

•	Fisher to succeed Richard Zimmerman who becomes CEO on January 1, 2018

SANDUSKY, OHIO, December 18, 2017 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that Tim Fisher will join the company as chief operating officer, effective immediately. In this role, Fisher will oversee operations at all of the Company’s parks and resort locations. He will report directly to incoming chief executive officer, Richard Zimmerman.

“Tim is the right person at the right time to enhance the strength of our management team,” said Richard Zimmerman, Cedar Fair’s president and incoming chief executive officer. “We are making significant, strategic, long-term investments within and adjacent to our parks. Tim’s significant industry experience, coupled with his extensive knowledge of our parks and target markets, will deepen our management team and help us fully capitalize on all of our park-level initiatives. We are excited to welcome Tim to our Cedar Fair family and we look forward to his leadership and focus on taking the overall guest experience to new heights going forward.”

Fisher, 57, joins Cedar Fair from Village Roadshow, one of the leading theme park operators in the world. Most recently, Fisher served as chief executive officer of Village Roadshow Theme Parks from January 2009 until March 2017 when he became the CEO of Village Roadshow Theme Parks International. During his time with Village Roadshow Theme Parks, Fisher was responsible for all of the theme park business operations in the United States and Australia, as well as development initiatives in Asia. Under Fisher’s leadership as CEO, the theme park group achieved record attendance, revenue and EBITDA performance.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259      419-627-2233

Cedar Fair Names Tim Fisher Chief Operating Officer

December 18, 2017

Prior to joining Village Roadshow, Fisher served more than 30 years in the theme park industry including serving as executive vice president of Paramount Parks and Viacom Recreation, where he was directly responsible for the management, operational and financial performance of all of the domestic and international theme parks.

“I am thrilled to join this successful leadership team,” said Tim Fisher. “Cedar Fair is an exceptional company – from the quality of its attractions to the talents of its people. Its properties are well-run and offer great family entertainment value. I am truly honored to have this opportunity and look forward to working with Richard and the entire team to build on Cedar Fair’s already strong legacy of success.”

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.

This news release and prior releases are available online at www.cedarfair.com.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259      419-627-2233